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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of LECG Corporation on Form S-1 of our report on the consolidated financial statements of LECG Holding Company, LLC and subsidiary dated March 31, 2003 (November 12, 2003 as to effects of the 1 for 1.6 ratio discussed in the last paragraph of Note 1) which expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of a new accounting standard appearing in Amendment No. 6 to Registration Statement No. 333-108189 on Form S-1, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
November 13, 2003

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  EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT